Exhibit 3.1

State of Florida

Department of State

I certify the attached is a true and correct copy of the Amended and Restated Articles of Incorporation, filed on December 26, 2013, for FREECAST, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H13000282478. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P11000057800.

Authentication Code: 613A00029174-122713-P11000057800-1/1

Given under my hand and the
Great Seal of the State of Florida,
at Tallahassee, the Capital, this the
Twenty-seventh day of December, 2013

Ken Detzner

Ken Detzner
Secretary of State

FreeCast, Inc.

Articles of Amendment and Restatement

          Pursuant to the applicable provisions of the Florida Statutes, FreeCast, Inc., a Florida corporation, does hereby amend and restate its Articles of Incorporation.

          1.          The name of the corporation whose Articles of Incorporation are being amended and restated by these Articles of Amendment and Restatement is FreeCast, Inc., a Florida corporation.

          2.           The Amended and Restated Articles of Incorporation of FreeCast, Inc., a Florida corporation, shall read as follows:

Amended and Restated Articles of Incorporation
of
FreeCast. Inc.

          The undersigned does hereby make, subscribe and file these Amended and Restated Articles of Incorporation:

ARTICLE I

Corporate Name

          The name of this corporation is: FreeCast, Inc.

ARTICLE II
Capital Stock

          The total number of shares of capital stock which this corporation shall have the authority to issue is Two Hundred Five Million (205,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $.0001 per share and Two Hundred Million (200,000,000) shares of Common Stock having a par value of $.0001 per share.

          The Board of Directors of this corporation is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing articles of amendment pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares of Preferred Stock to be included in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each such series (including without limitation the voting rights, dividend rights and preferences, liquidation rights and preferences, and conversion rights, if any, thereof) and the qualifications, limitations and restrictions thereof.

          All shares of Common Stock shall be identical with each other in every respect, and the holders thereof shall be entitled to one vote for each share of Common Stock upon all matters upon which the shareholders have the right to vote.

          The holders of record of any outstanding shares of Preferred Stock shall be entitled to dividends if, when and as declared by the Board of Directors of the corporation, at such rate per share, if any, and at such time and in such manner, as shall be determined and fixed by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part. No dividends shall be declared and paid, or declared and set aside for payment, on the shares of Common Stock unless and until all dividends, current and accumulated, if any, accrued on the outstanding shares of Preferred Stock shall be declared and paid or a sufficient amount shall have been set aside for the payment thereof.

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of record of the outstanding shares of Preferred Stock shall be entitled to receive such amount, if any, for each share of Preferred Stock, as the Board of Directors of the corporation shall determine and fix in the articles of amendment authorizing the series of Preferred Stock of which such shares of Preferred Stock are a part, and no more. If the assets of the corporation shall not be sufficient to pay to all holders of Preferred Stock the amounts to which they would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, then the holders of record of each series of Preferred Stock which is entitled to share in the assets of the corporation in any such event shall be entitled to share in the assets of the corporation to the extent, if any, and in the manner, determined by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part, and no more, and, in any such case, the holders of record of shares of Preferred Stock of the same series shall be entitled to share ratably in accordance with the number of shares of Preferred Stock of the series so held of record by them to the extent, if any, that the series is entitled to share in the assets of the corporation in such event. No payment shall be made to the holders of shares of Common Stock of the corporation in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation unless the holders of record of shares of Preferred Stock shall have been paid the full amount to which they shall be entitled in such event or unless a sufficient amount shall have been set aside for such payment.

          Upon the effectiveness of any “combination,” as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.

ARTICLE III
Board of Directors

          The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

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          The directors of the Corporation shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible. At the 2014 annual meeting of shareholders, the Class I directors shall be elected to a term of office to expire at the 2015 annual meeting of shareholders, the Class II directors shall be elected to a term of office to expire at the 2016 annual meeting of shareholders, and the Class III directors shall be elected to a term of office to expire at the 2017 annual meeting of shareholders. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Notwithstanding the foregoing provisions of this Article III, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal from office.

          Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and the directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors.

ARTICLE IV
Indemnification

          This corporation shall indemnify and hold harmless its directors, officers, employees, attorneys and agents to the fullest extent permitted by laws of the State of Florida, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee, attorney or agent and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, this corporation shall not be obligated to indemnify any director, officer, employee, attorney or agent (or his or her heirs, executors or personal or legal representatives) in connection with any suit, action or proceeding (or part thereof) initiated by such person unless such suit, action or proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IV shall include the right to be paid by this corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by this corporation of an undertaking by or on behalf of the person receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by this corporation under this Article IV.

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          The rights to indemnification and to the advancement of expenses conferred in this Article IV shall not be exclusive of any other right which any person may have or hereafter acquire under these Amended and Restated Articles of Incorporation (as now or hereafter in effect), the corporation’s Bylaws (as now or hereafter in effect), any statute, agreement, vote of shareholders or disinterested directors, or otherwise.

          This corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee, attorney or agent against any liability which may be asserted against him or her or incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not this corporation would have the power to indemnify him or her against such liability.

          No amendment, modification, alteration, change, supplement or repeal of all or any portion of this Article IV, nor the amendment, modification, alteration, change, supplement or repeal of all or any portion of the Bylaws, inconsistent with the provisions of this Article IV shall adversely affect the rights to indemnification and to the advancement of expenses of a director, officer, employee, attorney or agent existing at the time of such amendment, modification, alteration, change, supplement or repeal with respect to any act or omission occurring prior to the time of such amendment, modification, alteration, change, supplement or repeal.

ARTICLE V
Affiliated Transactions

          The corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE VI
Control Share Acquisitions

          The corporation expressly elects not be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

ARTICLE VII
Amendment

          The corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the shareholders of the corporation hereunder are granted subject to this reservation. These Amended and Restated Articles of Incorporation may be amended in the manner provided by law.

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          3.          The foregoing Amended and Restated Articles of Incorporation of FreeCast, Inc., a Florida corporation, shall supercede the Articles of Incorporation of FreeCast, Inc. and all amendments thereto.

          4.          These Articles of Amendment and Restatement of FreeCast, Inc., a Florida corporation, were required to be approved by the Board of Directors and the shareholders of the corporation. These Articles of Amendment and Restatement were duly adopted by the unanimous vote of all of the members of the Board of Directors of FreeCast, Inc., a Florida corporation, at a telephonic meeting thereof duly called and held on December 24, 2013 and by the written consent of the shareholders of FreeCast, Inc., a Florida corporation, owning more than a majority of the issued and outstanding shares of Common Stock of the corporation as of December 24, 2013.

          5.          The only voting group entitled to vote on the amendments contained in these Articles of Amendment and Restatement was the holders of shares of Common Stock of FreeCast, Inc., a Florida corporation. The number of votes cast in favor of such amendment by the members of such voting group was sufficient for approval by that voting group.

          IN WITNESS WHEREOF, the corporation, by and through its undersigned director and officer thereunto duly authorized, has executed these Articles of Amendment and Restatement on December 24, 2013.

FreeCast, Inc.

By
William A. Mobley, Jr.
Chairman of the Board and Chief Executive Officer

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